Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dennis.curtin@weismarkets.com

WEIS MARKETS REPORTS THIRD QUARTER 2026 RESULTS

Third Quarter 2026 total revenue increased 3.0% and comparable store sales increased 1.3%

Sunbury, PA (November 3, 2026) – Weis Markets, Inc. (NYSE: WMK) (“Weis Markets”, or the “Company”) today reported its financial results for the 13-week third quarter and 39-week year-to-date ended September 26, 2026.

“In the third quarter we delivered higher total revenue and improved earnings while customers remained cautious with their spending and continued to seek affordability and value,” said Weis Markets, Inc. Chairman, President and CEO Jonathan H. Weis. “Higher fuel sales, reflecting both retail price inflation and increased gallons sold, along with sales from new stores, supported the quarter’s total revenue increase. Inflation Reduction Act-related pharmacy pricing changes, egg price deflation and lower produce demand during the Cyclospora outbreak moderated sales performance. We continue to support our customers through price investments and an expanded loyalty marketing program.”

“Improved store inventory shrink performance and lower costs within our internal supply chain helped drive a higher gross profit margin,” said Mr. Weis. “Our people, process and technology investments continue to enhance customer value and convenience while supporting greater efficiency across our operations, including stores, supply chain, manufacturing and the Store Support Center. We are grateful to our associates for their commitment to our customers and our business.”

Third Quarter 2026 Results

Total revenue was $1.28 billion for the 13-week third quarter ended September 26, 2026, compared to $1.24 billion for the same period in 2025, a 3.0% increase. Sales growth was driven primarily by higher fuel sales and sales from new stores, partially offset by lower overall sales in pharmacy, dairy and produce. Pharmacy sales were negatively impacted by approximately $14.56 million from pricing headwinds related to the Inflation Reduction Act Medicare maximum fair price provisions, which became effective January 1, 2026, reducing total revenue growth by approximately 1.2 percentage points. Dairy sales reflected lower egg pricing compared with the prior year, and produce sales were negatively affected by lower customer demand during the Cyclospora outbreak in the third quarter. Third quarter comparable store sales increased 1.3%, while comparable store sales excluding fuel decreased 1.2%.

Third quarter gross profit increased 5.8% to $324.61 million, and gross profit margin increased to 25.5% from 24.8% in 2025. Income from operations increased 38.6% to $28.51 million. The increase in operating income more than offset lower investment income and a higher effective income tax rate.

The Company’s third quarter net income was $22.21 million compared to $16.90 million in 2025, a 31.4% increase. Based on weighted-average shares outstanding, third quarter earnings per share were $0.90 compared to $0.69 per share for the same period in 2025.

Year-To-Date 2026 Results

Total revenue was $3.81 billion for the 39-week year-to-date period ended September 26, 2026, compared to $3.66 billion for the same period in 2025, a 4.1% increase. Sales growth was driven primarily by higher fuel sales and sales from new stores, with grocery and pharmacy sales also increasing compared with the prior year. Despite higher year-to-date pharmacy sales, the category was negatively impacted by approximately $32.75 million from pricing headwinds related to the Inflation Reduction Act Medicare maximum fair price provisions, which became effective January 1, 2026, reducing total revenue growth by approximately 0.9 percentage points. Lower overall sales in dairy and produce also partially offset year-to-date sales growth. Dairy sales reflected lower egg pricing compared with the prior year, and produce sales were negatively affected by lower customer demand during the Cyclospora outbreak in the third quarter. Year-to-date comparable store sales increased 1.9%, while comparable store sales excluding fuel decreased 0.1%.

Year-to-date gross profit increased 7.8% to $983.26 million, and gross profit margin increased to 25.9% from 25.0% in 2025. Income from operations increased 28.6% to $93.31 million. Lower investment income and a higher effective income tax rate moderated the increase in net income.

The Company’s year-to-date net income totaled $72.92 million compared to $61.73 million in 2025, an 18.1% increase. Based on weighted-average shares outstanding, year-to-date earnings per share totaled $2.95 compared to $2.38 per share for the same period in 2025.

Quarterly Cash Dividend

On October 29, 2026, the Weis Markets, Inc. Board of Directors declared a quarterly cash dividend of $0.34 per share, payable on November 23, 2026, to shareholders of record as of November 9, 2026.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid-Atlantic food retailer currently operating 201 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; tariffs and trade policies; business conditions and trends in the retail industry; the regulatory environment; rapidly changing technology, including cybersecurity and data privacy risks, and competitive factors, including increased competition with regional and national retailers; price pressures; further expenditures related to restatement of our financial statements; and the results of any shareholder actions associated with the restatements referenced in Note 12 in the Company’s Annual Report on Form 10-K filed for the fiscal year ended December 27, 2025. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect Management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof. Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission. Management is also providing a two-year stacked comparable store sales analysis, a non-GAAP measure, because Management believes this metric is useful to investors and analysts. It is not recommended that the two-year stacked analysis be considered a substitute for the Company’s operating results as reported in accordance with GAAP.

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WEIS MARKETS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

Third Quarter – 2026

(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(amounts in thousands, except shares and per share amounts)	September 26, 2026	September 27, 2025	September 26, 2026	September 27, 2025
Net sales	$1,274,817	$1,238,208	$3,797,393	$3,649,492
Other revenue	4,269	4,099	12,913	12,387
Total revenue	1,279,086	1,242,307	3,810,306	3,661,879
Cost of sales, including advertising, warehousing and distribution expenses	954,472	935,428	2,827,044	2,750,096
Gross profit on sales	324,614	306,879	983,262	911,783
Operating, general and administrative expenses	296,109	286,313	889,948	839,207
Income from operations	28,505	20,566	93,314	72,576
Investment income (loss) and interest expense	2,087	3,276	7,379	12,981
Other income (expense)	(460)	(1,565)	(2,528)	(3,370)
Income before provision for income taxes	30,132	22,277	98,165	82,187
Provision for income taxes	7,922	5,374	25,246	20,458
Net income	$22,210	$16,903	$72,919	$61,729

Weighted-average shares outstanding, basic and diluted	24,744,597	24,744,597	24,744,597	25,999,035
Cash dividends per share	$0.34	$0.34	$1.02	$1.02
Basic and diluted earnings per share	$0.90	$0.69	$2.95	$2.38

WEIS MARKETS, INC.

TWO-YEAR STACKED COMPARABLE STORE SALES

Third Quarter – 2026

(Unaudited)

	Percentage Change
	13 Weeks Ended
September 26, 2026	2026 vs. 2025	2025 vs. 2024
Comparable store sales (individual year)	1.3%	2.5%
Comparable store sales (two-year stacked)	3.8
Comparable store sales, excluding fuel (individual year)	(1.2)	2.5%
Comparable store sales, excluding fuel (two-year stacked)	1.3%

	Percentage Change
	39 Weeks Ended
September 26, 2026	2026 vs. 2025	2025 vs. 2024
Comparable store sales (individual year)	1.9%	1.7%
Comparable store sales (two-year stacked)	3.6
Comparable store sales, excluding fuel (individual year)	(0.1)	1.9%
Comparable store sales, excluding fuel (two-year stacked)	1.8%